Exhibit 10.2

Independent Bank Corporation
Restricted Stock Unit Grant Agreement

AGREEMENT made effective as of this 15th day of February, 2011 (the "Grant Date"), by INDEPENDENT BANK CORPORATION, a Michigan corporation (the "Company"), and [_________________________] (the "Executive").

RECITALS

A.           The Independent Bank Corporation Long-Term Incentive Plan (the "Plan") authorizes the grant of Other Stock-Based Awards upon such terms and conditions as may be determined by the Committee.  Terms not specifically defined in this Agreement shall have the same meanings as defined in the Plan.

B.           The Committee has approved an Other Stock-Based Award in the form of a grant of restricted stock units to the Executive upon the terms and conditions set forth in this Agreement.  The Company and the Executive desire to confirm in this Agreement the terms, conditions and restrictions applicable to such grant of restricted stock units.

AGREEMENT

NOW, THEREFORE, intending to be bound, the parties agree as follows:

1.           Effect of the Plan.  The provisions of the Plan are hereby incorporated by reference into this Agreement and the parties acknowledge the binding nature of such provisions. Executive acknowledges receipt of a copy of the Plan and is familiar with its terms. The provisions of the Plan shall control in the event of any conflict with this Agreement.

2.           Grant of Restricted Stock Units.  The Company hereby grants to Executive [___] restricted stock units ("Restricted Stock Units").  Each Restricted Stock Unit is a notional amount that represents one (1) unvested share of Common Stock, no par value, of the Company (each, a "Share").  Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Agreement, including, without limitation, Section 7(b) below, to distribution of a Share if and when the Restricted Stock Unit vests.  As of the Grant Date, the Fair Market Value of each Share underlying the Restricted Stock Units is $4.29.  Executive hereby accepts this award of Restricted Stock Units and agrees to hold them subject to the terms, restrictions and conditions of this Agreement and the Plan.

3.           Transfer Restrictions.  During the term of this Agreement, Executive shall not Transfer any Restricted Stock Unit or any interest therein, except as permitted by this Agreement.  For the purposes of this Agreement, the term "Transfer" means any sale, assignment, pledge, encumbrance or other hypothecation.  Any attempted Transfer of any Restricted Stock Unit or any interest therein that does not comply with the provisions of this Agreement shall be null and void.

4.             Rights as a Shareholder.

(a)           Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to Executive, Executive will have no rights as a shareholder with respect to any Shares subject to the Restricted Stock Units awarded hereunder, including but not limited to voting rights.

(b)           If the Company declares a cash dividend on its Shares (a "Dividend"), then, on the payment date of the Dividend (a "Dividend Payment Date"), Executive will be credited with an additional number of Restricted Stock Units ("Additional Restricted Stock Units") equal to (i) the total number of Restricted Stock Units and Additional Restricted Stock Units credited to Participant under this Agreement as of the close of business on the record date for the Dividend, multiplied by (ii) the dollar amount of the Dividend paid per Share on the Dividend Payment Date, divided by (iii) the Fair Market Value of a Share on the Dividend Payment Date.  The calculation of Additional Restricted Stock Units will be rounded down to the nearest whole number.  Additional Restricted Stock Units will be subject to the same terms regarding vesting and forfeiture as the Restricted Stock Units awarded under this Agreement.  At the time the Share associated with a Restricted Stock Unit is distributed to Executive upon vesting of such Restricted Stock Unit, the Company shall distribute to Executive the Share associated with each Additional Restricted Stock Unit to which such vested Restricted Stock Unit relates.

5.           Forfeiture of Restricted Stock Units.

(a)           If Executive ceases to provide substantial services to the Company (as determined under Section 5(b) below) before all of the Restricted Stock Units are vested, Executive shall immediately forfeit all of the unvested Restricted Stock Units (and all rights to Additional Restricted Stock Units related to such unvested Restricted Stock Units) upon the date such cessation of substantial services is effective; provided, however, that if such separation of service is a result of Executive's death or disability or a change in control event described in Section 6(b)(ii) below, then the provisions of Section 6(b)(ii) below shall determine which, if any, Restricted Stock Units are vested as of such separation of service.

(b)           For purposes of this Agreement, Executive will be deemed to have ceased to provide substantial services to the Company if Executive has incurred a "separation from service" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), which shall occur when the Company and Executive reasonably anticipate that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company for fewer than thirty-six (36) months).

6.           Vesting of Restricted Stock Units.

(a)           For the purposes of this Agreement, a Restricted Stock Unit "vests" or becomes "vested" in accordance with Section 6(b) below.  Any Restricted Stock Units that have not yet vested are referred to herein as "unvested" Restricted Stock Units.

(b)           Subject to Section 11(b) below, Restricted Stock Units will vest pursuant to the schedule set forth in clause (i) below and upon satisfaction of clause (ii) below.

(i)            The Restricted Stock Units will vest in twenty-five percent (25%) increments based upon the extent to which the Company has repaid the aggregate financial assistance received by the Company under the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, as amended (the "TARP Assistance"), as such repayment is defined by the TARP Restrictions, as follows:

Vested Percentage	TARP Assistance Repaid
0%	Less than 25%
25%	25% to less than 50%
50%	50% to less than 75%
75%	75% to less than 100%
100%	100%

(ii)            In addition to Section 6(b)(i) above but subject to Section 11(b) below, to the extent required pursuant to the Interim Final Rule published by the U.S. Department of the Treasury on June 15, 2009, as amended, any other rules and regulations that are applicable to the Company pursuant to its participation in the TARP, as they may be promulgated and/or amended from time to time, and any other compensation limitations that may become applicable to Executive pursuant to laws or other rules, regulations or written guidance issued pursuant to the authority of the Federal Reserve Board, the Federal Deposit Insurance Corporation or other applicable federal or state regulatory agency, that are applicable to the Company as a result of the Company's receipt of TARP Assistance (collectively, and as the foregoing may be promulgated or amended from time to time, the "TARP Restrictions"), no Restricted Stock Unit will vest if Executive does not continue to perform substantial services to the Company for at least two (2) years after the Grant Date; provided, however, that the foregoing requirement will not apply if, prior to the second anniversary of the Grant Date, Executive ceases to provide substantial services to the Company due to Executive's death or disability, or a change in control event (as defined in 26 CFR 1.280G-1, Q&A-27 through 29 or as defined in 26 CFR 1.409A-3(i)(5)(i)) with respect to the Company.  Upon any such separation from service for death or disability or upon such a change in control event, Executive shall be vested in any Restricted Stock Units that would have been vested as of such date under the schedule set forth in Section 6(b)(i) above, and Executive shall forfeit any Restricted Stock Units that were unvested as of such date under the schedule set forth in Section 6(b)(i) above.

7.             Timing and Form of Payment; Withholding.

(a)           When a Restricted Stock Unit and any Additional Restricted Stock Unit related thereto vest, the Company shall exchange each such vested Restricted Stock Unit and related Additional Restricted Stock Unit for a Share in accordance with this Section 7(a).  Delivery of each Share will be made as soon as administratively feasible after its associated Restricted Stock Unit and any related Additional Restricted Stock Unit vest, but no later than March 15 of the calendar year following the calendar year in which the Restricted Stock Unit and any related Additional Restricted Stock Unit vest.  Shares may be transferred to Executive directly or credited to an account established for the benefit of Executive with the Company's transfer agent, in the Company's discretion, and Executive will have full legal and beneficial ownership with respect to the Shares at that time.  The Company will be responsible for all recordkeeping that may be necessary under this Agreement, including with respect to the number of vested and unvested Restricted Stock Units and Additional Restricted Stock Units credited to Executive hereunder, and the Company's records for such purposes will be final and binding on the parties absent manifest error.

(b)           Notwithstanding anything in this Agreement to the contrary, until the Company's shareholders have approved an amendment to the Plan to make at least an additional 140,000 Shares available for issuance under the Plan (the "Required Amendment"), the Company shall make a cash payment to Executive in exchange for each vested Restricted Stock Unit and each Additional Restricted Stock Unit related thereto in lieu of the Share(s) required to be distributed pursuant to Section 7(a) above, which cash payment shall be payable as soon as administratively feasible after its associated Restricted Stock Unit and any related Additional Stock Unit vest (but no later than March 15 of the calendar year following the calendar year in which the Restricted Stock Unit and any related Additional Restricted Stock Unit vest), in an amount equal to the Fair Market Value of a Share as of the date on which the Restricted Stock Unit and any related Additional Restricted Stock Unit vest.  Upon approval of the Required Amendment, this Section 7(b) shall be void and cease to have any force or effect.

(c)           The parties agree that vesting of a Restricted Stock Unit and any Additional Restricted Stock Unit related thereto in accordance with this Agreement is subject to the satisfaction of applicable withholding tax or other withholding obligations under federal, state, and local laws.  Notwithstanding anything in this Agreement to the contrary, the vesting of a Restricted Stock Unit and any related Additional Restricted Stock Unit shall not be effective unless applicable withholding shall have been effected or obtained.  Executive shall have the right to elect how such withholding obligations are satisfied in accordance with Section 14.3 of the Plan.

8.             Legends.  The share certificate evidencing the Shares, if any, issued under this Agreement shall be endorsed with any legend required under the Plan and applicable state securities laws.

9.             Anti-dilution.  All references to the number of Restricted Stock Units or Shares in this Agreement shall be appropriately adjusted in accordance with Section 13.1 of the Plan.

10.           Code Section 409A.  Notwithstanding any other provision in this Agreement, the Restricted Stock Units awarded under this Agreement are intended to be exempt from Section 409A of the Code as "short-term deferrals" (as such term is defined under applicable regulations thereunder), and shall be interpreted consistently with such intent.

11.           General Provisions.

(a)           This Agreement shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be construed in accordance with and governed by the laws of the State of Michigan.  This Agreement, subject to the terms and conditions of the Plan, represents the entire agreement between the parties with respect to the grant of the Restricted Stock Units to Executive.

(b)           No provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and agreed to in writing, signed by Executive and the Company.  Notwithstanding anything in this Agreement or the Plan to the contrary, (i) Executive agrees that the Company may unilaterally amend or modify this Agreement if required for the Company to comply with the TARP Restrictions, and (ii) it is the intent of the parties that all of the conditions and restrictions applicable to the Restricted Stock Units have been agreed to for the sole purpose of the Company's compliance with the TARP Restrictions and, to the extent the TARP Restrictions on or after the Grant Date permit vesting of Restricted Stock Units earlier than the vesting would occur pursuant to the provisions of this Agreement, this Agreement shall be deemed automatically amended to permit vesting in accordance with the earliest schedule allowable by the TARP Restrictions.

(c)           Any notice, demand or request required or permitted to be given by either the Company or Executive pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(d)           The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns.  The rights and obligations of Executive under this Agreement may only be assigned with the prior written consent of the Company.

(e)           Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement.  The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party's right to assert any other legal remedy available to it.

(f)             Executive agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g)           Executive acknowledges and agrees that the vesting of Restricted Stock Units under this Agreement is contingent in part upon continuing employment at the will of the Company (and not through the act of being hired).  Executive further acknowledges and agrees that this Agreement, the transactions contemplated hereunder, and the vesting provisions set forth herein do not constitute an express or implied promise of continued employment for the vesting period, for any period, or at all, and shall not interfere with Executive's right or the Company's right to terminate the employment relationship at any time, with or without cause.

(h)           Notwithstanding anything herein to the contrary, no payment or benefit under this Agreement will be provided to Executive if any such payment or benefit would violate any of the TARP Restrictions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

EXECUTIVE:	INDEPENDENT BANK CORPORATION

By:
Its:
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